EXHIBIT 99.1

NABORS INDUSTRIES	NEWS RELEASE

Nabors’ EPS Equals $0.83 for 4Q and $3.03 for full year 2008,
Before $1.13 in Non-Cash Ceiling Test Adjustments and Goodwill Impairments
Hamilton, Bermuda, February 24, 2009. Nabors Industries Ltd. (NYSE: NBR) today announced its results for the fourth quarter and full year 2008. The Company’s results were impacted by the previously disclosed non-cash, pre-tax charges of $405 million ($1.13 per share) in the fourth quarter, with $250 million related to oil and gas ceiling test adjustments, predominantly in the Company’s joint ventures, and $155 million in goodwill and intangible asset impairments in its Canadian operations. When these charges are excluded the quarter’s adjusted income derived from operating activities is $365.1 million, bringing the total for the full year to $1.28 billion. Excluding these charges adjusted net income would be $230.7 million ($0.83 per diluted share) in the fourth quarter and $865.9 million for the full year ($3.03 per diluted share). Revenues for the Company reached an all-time high for both the quarter and the full year at $1.48 billion and $5.5 billion, respectively.
Gene Isenberg, Nabors’ Chairman and CEO, commented, “Our fourth quarter and full year results were severely impacted by the previously disclosed non-cash charges. These items obscure what operationally was a solid performance despite the abrupt and severe reversal we saw in our Lower 48 land drilling and well servicing businesses late in the year.
“The largest increase in year-over-year performance came from our International business where operating income was up 23%, to $408 million. Our Other Operating Segments recorded approximately $70 million in operating income, a near doubling of last year’s results, while our US Lower 48 land drilling operation managed a 5% improvement and finished a very challenging year at $629 million. Our Alaskan drilling operations posted results of $53 million, a 40% increase, while our US Offshore business finished slightly higher at $59 million as a result of higher platform activity and rates and in spite of hurricane interruptions and lower workover jackup utilization. Our US Well servicing business declined modestly to $149 million while Canada recorded its second consecutive year of lower results while finishing at $61 million, down from $87 million in 2007.
“Our US Lower 48 land drilling business improved during the quarter although the outlook is for substantially lower operating income over the next two quarters. The number of rigs working has fallen rapidly from a high of 273 in October and, after averaging 260 for the quarter, stands at 181 today. Dayrates are less relevant now as customers are more focused on reducing total costs to be in line with cash flow. Our new rigs are continuing to set records and our customers are honoring their contractual commitments. We are unable to predict when or at what level the US rig count will bottom out, but we are fortunate to have a large number of our new PACE rigs in service and a significant number of term contracts for legacy rigs. Collectively these contracts will mitigate what will still be a large drop in results in 2009.

“Our International operations experienced a sequential decline which was primarily attributable to excess costs associated with protracted downtime on our Jackup Rig 657 in Saudi Arabia. We also experienced unusually high expenses associated with an increase in spare parts inventory which expanded to serve the increasing number of rigs in this market, and we also had a few rigs released earlier than expected due to current market conditions. Despite these short term effects and the postponement of several prospective projects, we still believe we will achieve an increase in 2009 operating income of approximately $100 million.
“Although the fourth quarter represented an improvement for our US Land Well servicing operation, it also brought the beginning of what we expect to be a precipitous decline in activity and pricing across every region as customers abruptly adjust spending. We expect the brunt of this decline to occur in the first quarter since there are inherent delays in curtailing costs in this operation. We expect the majority of the decrease will be realized in California and West Texas, with more modest effects in other areas.
“Our U.S. Offshore operations posted a slight decrease as activity for our workover jackups was weaker than expected. A further decrease in the customarily weak first quarter is likely as a result of slightly lower utilization of several of our platform rigs, higher miscellaneous expenses and lower revenue from auxiliary services. Despite our expectation of lower results in the first quarter, we still anticipate 2009 to be essentially flat to modestly down compared with 2008. Results should be bolstered by of higher jackup rig utilization, albeit at lower rates, plus the recent deployment of our new MASE Rig 202 on a long-term contract in deep water, as well as higher year-over-year utilization of our Sundowner platform workover rigs.
“In Canada the fourth quarter reflected the beginning of the normal seasonal upswing in activity which will culminate next quarter, although it will likely be approximately 25% below last year’s first quarter results. We expect only a small year-over-year decrease due to a number of developments that favor Nabors in this market and which will likely lead to higher market penetration. These include the emergence of the deeper British Columbia shale plays which require more capable rigs, the majority of our fleet. We expect to have up to 10 rigs in this area working for various key customers including our joint venture and wholly owned entities. Results will be further bolstered by the alliances we have with certain customers who are increasing activity in these areas, some of which is via an acquisition which will result in Nabors rigs replacing competitive rigs.
“Alaska saw a slight improvement as higher than expected summer maintenance work dampened results. While this unit is also experiencing a slowdown we expect the first quarter and full year to be up significantly. This increase is attributable to higher winter operating dayrates compared to lower summer standby rates for three rigs. Results will also benefit from a full year’s contributions from two 2008 startups and from the second quarter commencement of our new coiled tubing / stem drilling rig. Our expectations are lower than previously anticipated as we have seen some projects postponed, a more competitive environment on contract renewals, and the recent loss of the only ice reinforced workboat in Cook Inlet, which is resulting in a temporary suspension of platform work.

“Income from our Other Operating Segments has increased significantly over the last two years driven by increased third-party sales in Canrig, especially to foreign entities, a large increase in income from our directional drilling business, and solid contributions from our Peak joint venture in Alaska. However, we expect activity and sales to be much lower in 2009 across most of our entities and the drop in income from these businesses could approach 50%.
“Fourth quarter results in our oil and gas operations reflected a large loss primarily as a result of the application of the current methodology for the ceiling test in valuing the reserves of our unconsolidated oil and gas joint ventures. This impairment obscures the long-term potential of this business’ portfolio of properties in multiple producing and rapidly emerging areas.
“We have taken a number of strategic steps to assure our financial position remains strong and free cash flow generation is maximized going forward. We continue to reduce 2009 capital requirements and anticipate significantly lower expenditures in 2010 as new rig deliveries abate. In January we placed $1.125 billion in 10-year Senior Unsecured Notes due 2019 at a rate of 9.25%. This provides additional funds which are available for repayment of our shorter maturity issues.
“In summary, the fourth quarter was not as bad as it could have been and the future is probably going to be better than the price of our stock seems to indicate. Our North American land drilling markets are adjusting to a new paradigm in natural gas drilling with the commercialization of abundant shale deposits. Over time this will benefit Nabors since much of the investments we have made over the last few years were in assets that give us disproportionate exposure and distinct competitive advantages in these areas that are increasingly strategic to the US energy supply. Our international markets are also slowing, but our dominant position in high specification rigs provides competitive advantages and this business is likely poised to grow in spite of current conditions.”
The Nabors companies own and operate approximately 528 land drilling and approximately 763 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of; 37 platform rigs, 13 jackup units and 3 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
(In thousands, except per share amounts)	2008	2007	2008	2008	2007

Revenues and other income:
Operating revenues	$1,475,076	$1,317,852	$1,454,562	$5,511,896	$4,938,848
Earnings (losses) from unconsolidated affiliates (1)	(229,283)	(842)	7,933	(229,834)	17,724
Investment (loss) income	(7,278)	(7,862)	(22,235)	21,726	(15,891)

Total revenues and other income	1,238,515	1,309,148	1,440,260	5,303,788	4,940,681

Costs and other deductions:
Direct costs	816,835	721,100	805,533	3,110,316	2,764,559
General and administrative expenses	129,101	116,458	122,648	479,984	436,282
Depreciation and amortization	166,225	127,661	161,340	611,066	467,730
Depletion (2)	18,295	43,864	7,656	46,979	72,182
Interest expense	26,329	13,467	25,506	91,620	53,702
Losses (gains) on sales, retirements and impairments of long-lived assets and other expense (income), net	(14,517)	6,120	10,875	7,613	10,895
Goodwill and intangible asset impairment (3)	154,586	—	—	154,586	—

Total costs and other deductions	1,296,854	1,028,670	1,133,558	4,502,164	3,805,350

Income (loss) from continuing operations before income taxes	(58,339)	280,478	306,702	801,624	1,135,331

Income tax expense (benefit):
Current	(33,721)	63,913	83,501	188,832	227,951
Deferred	59,375	(5,587)	12,902	61,619	11,713

Income tax expense	25,654	58,326	96,403	250,451	239,664

Income (loss) from continuing operations, net of tax	(83,993)	222,152	210,299	551,173	895,667
Income from discontinued operations, net of tax	—	—	—	—	35,024

Net income (loss) (5)	$(83,993)	$222,152	$210,299	$551,173	$930,691

Earnings (losses) per share: (4) (5)
Basic from continuing operations	$(.30)	$.79	$.75	$1.98	$3.21
Basic from discontinued operations	$—	$—	$—	$—	$.13

Total Basic	$(.30)	$.79	$.75	$1.98	$3.34

Diluted from continuing operations	$(.30)	$.78	$.73	$1.93	$3.13
Diluted from discontinued operations	$—	$—	$—	$—	$.12

Total Diluted	$(.30)	$.78	$.73	$1.93	$3.25

Weighted-average number of common shares outstanding: (4)
Basic	277,987	279,757	279,373	278,166	279,026

Diluted	278,413	285,744	287,590	285,285	286,606

Adjusted income derived from operating activities (1)(2)(6)	$115,337	$307,927	$365,318	$1,033,717	$1,215,819

(1)	Includes $228.3 million, representing our proportionate share of non-cash pre-tax full cost ceiling test writedowns from our U.S., international and Canadian joint ventures recorded during the three months ended December 31, 2008.

(2)	Includes non-cash pre-tax impairment charges of $21.5 million under application of the successful efforts method of accounting from our wholly owned Ramshorn business unit related to oil and gas properties recorded during the three months ended December 31, 2008.

(3)	Represents non-cash pre-tax goodwill and intangible asset impairment charges recorded during the three months ended December 31, 2008, all of which related to our Canadian business units.

(4)	See “Computation of Earnings (Losses) Per Share” included herein as a separate schedule.

(5)	Net income and earnings (losses) per share include $162.1 million ($.58 per diluted share) and $152.6 million ($.55 per diluted share), respectively, related to non-cash impairments of oil and gas properties and goodwill and an intangible asset recorded during the three months ended December 31, 2008.

(6)	Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our Company. A reconciliation of this non-GAAP measure to income from continuing operations before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading “Segment Reporting”.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	September 30,	December 31,
(In thousands, except ratios)	2008	2008	2007

ASSETS
Current assets:
Cash and short-term investments	$584,245	$838,128	$767,051
Accounts receivable, net	1,160,768	1,161,426	1,039,238
Other current assets	421,580	368,347	398,823

Total current assets	2,166,593	2,367,901	2,205,112
Long-term investments and other receivables	239,952	229,567	359,534
Property, plant and equipment, net	7,282,042	7,166,048	6,632,612
Goodwill	175,749	354,517	368,432
Investment in unconsolidated affiliates	411,727	514,217	404,842
Other long-term assets	191,919	143,527	132,850

Total assets	$10,467,982	$10,775,777	$10,103,382

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$225,030	$224,825	$700,000
Other current liabilities	903,829	867,253	794,132

Total current liabilities	1,128,859	1,092,078	1,494,132
Long-term debt	3,887,711	3,986,722	3,306,433
Other long-term liabilities	759,293	700,363	788,696

Total liabilities	5,775,863	5,779,163	5,589,261
Shareholders’ equity	4,692,119	4,996,614	4,514,121

Total liabilities and shareholders’ equity	$10,467,982	$10,775,777	$10,103,382

Cash, short-term and long-term investments (1)	$826,063	$1,073,784	$1,179,639

Funded debt to capital ratio: (2)
- Gross	0.44 : 1	0.44 : 1	0.44 : 1
- Net of cash and investments	0.39 : 1	0.37 : 1	0.36 : 1
Interest coverage ratio: (3)	16.7 : 1	23.4 : 1	32.5 : 1

(1)	The December 31, 2008, September 30, 2008 and December 31, 2007 amounts include $1.9 million, $6.1 million and $53.1 million, respectively, in cash proceeds receivable from brokers from the sale of certain investments that are included in other current assets and $224.2 million, $202.5 million and $123.3 million, respectively, in oil and gas financing receivables that are included in long-term investments and other receivables.

(2)	The gross funded debt to capital ratio is calculated by dividing funded debt by funded debt plus deferred tax liabilities net of deferred tax assets plus capital. Funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt. Capital is defined as shareholders’ equity. The net funded debt to capital ratio is calculated by dividing net funded debt by net funded debt plus deferred tax liabilities net of deferred tax assets plus capital. Net funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt reduced by the sum of cash and cash equivalents and short-term and long-term investments and other receivables. Capital is defined as shareholders’ equity. Both of these ratios are a method for calculating the amount of leverage a company has in relation to its capital. The gross funded debt and net funded debt to capital ratios are not measures of operating performance or liquidity defined by accounting principles generally accepted in the United States of America and may not be comparable to similarly titled measures presented by other companies.

(3)	The interest coverage ratio is a trailing twelve-month computation of the sum of income from continuing operations before income taxes, interest expense, depreciation and amortization, and depletion expense less investment income and then dividing by interest expense. This ratio is a method for calculating the amount of operating cash flows available to cover interest expense. The interest coverage ratio from continuing operations is not a measure of operating performance or liquidity defined by accounting principles generally accepted in the United States of America and may not be comparable to similarly titled measures presented by other companies.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
SEGMENT REPORTING
(Unaudited)
The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
(In thousands, except rig activity)	2008	2007	2008	2008	2007

Reportable segments:
Operating revenues and Earnings (losses) from unconsolidated affiliates from continuing operations: (1)
Contract Drilling: (2)
U.S. Lower 48 Land Drilling	$527,335	$415,082	$505,197	$1,878,441	$1,710,990
U.S. Land Well-servicing	201,118	170,416	204,029	758,510	715,414
U.S. Offshore	66,770	47,174	68,581	252,529	212,160
Alaska	46,264	37,023	38,496	184,243	152,490
Canada	130,726	144,233	125,335	502,695	545,035
International	357,286	312,839	368,418	1,372,168	1,094,802

Subtotal Contract Drilling (3)	1,329,499	1,126,767	1,310,056	4,948,586	4,430,891
Oil and Gas (4) (5)	(206,389)	85,311	29,532	(151,465)	152,320
Other Operating Segments (6) (7)	173,331	154,712	171,208	683,186	588,483
Other reconciling items (8)	(50,648)	(49,780)	(48,301)	(198,245)	(215,122)

Total	$1,245,793	$1,317,010	$1,462,495	$5,282,062	$4,956,572

Adjusted income (loss) derived from operating activities from continuing operations: (1)
Contract Drilling: (2)
U.S. Lower 48 Land Drilling	$190,567	$137,948	$176,819	$628,579	$596,302
U.S. Land Well-servicing	44,339	30,491	42,433	148,626	156,243
U.S. Offshore	16,282	8,008	18,456	59,179	51,508
Alaska	11,195	8,388	10,159	52,603	37,394
Canada	19,997	24,990	13,396	61,040	87,046
International	104,225	92,282	111,048	407,675	332,283

Subtotal Contract Drilling (3)	386,605	302,107	372,311	1,357,702	1,260,776
Oil and Gas (4) (5)	(239,107)	33,763	17,577	(228,027)	56,133
Other Operating Segments (6) (7)	18,757	6,643	18,375	68,572	35,273
Other reconciling items (9)	(50,918)	(34,586)	(42,945)	(164,530)	(136,363)

Total	115,337	307,927	365,318	1,033,717	1,215,819
Interest expense	(26,329)	(13,467)	(25,506)	(91,620)	(53,702)
Investment (loss) income	(7,278)	(7,862)	(22,235)	21,726	(15,891)
(Losses) gains on sales, retirements and impairments of long-lived assets and other (expense) income, net	14,517	(6,120)	(10,875)	(7,613)	(10,895)
Goodwill and intangible asset impairment (10)	(154,586)	—	—	(154,586)	—

Income (loss) from continuing operations before income taxes	$(58,339)	$280,478	$306,702	$801,624	$1,135,331

Rig activity:
Rig years: (11)
U.S. Lower 48 Land Drilling	260.1	224.7	263.3	247.9	229.4
U.S. Offshore	17.9	14.0	19.2	17.6	15.8
Alaska	11.7	8.3	11.0	10.9	8.7
Canada	39.8	33.4	35.8	35.5	36.7
International (12)	121.3	114.2	121.3	120.5	115.2

Total rig years	450.8	394.6	450.6	432.4	405.8

Rig hours: (13)
U.S. Land Well-servicing	268,253	254,895	290,680	1,090,511	1,119,497
Canada Well-servicing	61,497	71,677	67,141	248,032	283,471

Total rig hours	329,750	326,572	357,821	1,338,543	1,402,968

(1)	All segment information excludes the Sea Mar business, which has been classified as a discontinued operation.

(2)	These segments include our drilling, workover and well-servicing operations, on land and offshore.

(3)	Includes earnings (losses), net, from unconsolidated affiliates, accounted for by the equity method, of ($3.9) million, ($.3) million and $.1 million for the three months ended December 31, 2008 and 2007 and September 30, 2008, respectively, and $5.8 million and $5.6 million for the years ended December 31, 2008 and 2007, respectively.

(4)	Represents our oil and gas exploration, development and production operations. Includes $228.3 million, representing our proportionate share, of non-cash pre-tax full cost ceiling test writedowns from our U.S., international and Canadian joint ventures and non-cash pre-tax impairment charges of $21.5 million under application of the successful efforts method of accounting from our wholly owned Ramshorn business unit related to oil and gas properties.

(5)	Includes earnings (losses), net, from unconsolidated affiliates, accounted for by the equity method, of ($223.8) million, ($1.1) million and $7.1 million for the three months ended December 31, 2008 and 2007 and September 30, 2008, respectively, and ($241.4) million and ($3.9) million for the years ended December 31, 2008 and 2007, respectively.

1-3

(6)	Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(7)	Includes earnings (losses), net, from unconsolidated affiliates, accounted for by the equity method, of ($1.6) million, $.6 million and $.7 million for the three months ended December 31, 2008 and 2007 and September 30, 2008, respectively, and $5.8 million and $16.0 million for the years ended December 31, 2008 and 2007, respectively.

(8)	Represents the elimination of inter-segment transactions.

(9)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(10)	Represents non-cash pre-tax goodwill and intangible asset impairment charges recorded during the three months ended December 31, 2008, all of which related to our Canadian business units.

(11)	Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represent a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(12)	International rig years include our equivalent percentage ownership of rigs owned by unconsolidated affiliates which totaled 3.1 years, 4.0 years and 3.3 years during the three months ended December 31, 2008 and 2007 and September 30, 2008, respectively, and 3.5 years and 4.0 years during the years ended December 31, 2008 and 2007, respectively.

(13)	Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.
NABORS INDUSTRIES LTD. AND SUBSIDIARIES
COMPUTATION OF EARNINGS (LOSSES) PER SHARE
(Unaudited)
A reconciliation of the numerators and denominators of the basic and diluted earnings (losses) per share computations is as follows:

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
(In thousands, except per share amounts)	2008	2007	2008	2008	2007

Net income (loss) (numerator):
Income (loss) from continuing operations, net of tax — basic	$(83,993)	$222,152	$210,299	$551,173	$895,667
Add interest expense on assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes, net of tax:
$2.75 billion due 2011 (1)	—	—	—	—	—
$82.8 million due 2021 (2)	—	—	—	—	—
$700 million due 2023 (3)	—	—	—	—	—

Adjusted income (loss) from continuing operations, net of tax — diluted	(83,993)	222,152	210,299	551,173	895,667
Income from discontinued operations, net of tax	—	—	—	—	35,024

Total adjusted net income (loss)	$(83,993)	$222,152	$210,299	$551,173	$930,691

Earnings (losses) per share:
Basic from continuing operations	$(.30)	$.79	$.75	$1.98	$3.21
Basic from discontinued operations	$—	$—	$—	$—	$.13

Total Basic	$(.30)	$.79	$.75	$1.98	$3.34

Diluted from continuing operations	$(.30)	$.78	$.73	$1.93	$3.13
Diluted from discontinued operations	$—	$—	$—	$—	$.12

Total Diluted	$(.30)	$.78	$.73	$1.93	$3.25

Shares (denominator):
Weighted-average number of shares outstanding-basic (4)	277,987	279,757	279,373	278,166	279,026
Net effect of dilutive stock options, warrants and restricted stock awards based on the treasury stock method	426	5,987	8,217	5,837	7,580
Assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes:
$2.75 billion due 2011 (1)	—	—	—	—	—
$82.8 million due 2021 (2)	—	—	—	—	—
$700 million due 2023 (3)	—	—	—	1,282	—

Weighted-average number of shares outstanding — diluted	278,413	285,744	287,590	285,285	286,606

1-4

(1)	Diluted earnings (losses) per share for the three months ended December 31, 2008 and 2007 and September 30,

2008 and the years ended December 31, 2008 and 2007 do not include any incremental shares issuable upon exchange of the $2.75 billion 0.94% senior exchangeable notes due 2011. In October 2008, we purchased $100 million par value of these notes in the open market, leaving $2.65 billion par value outstanding. The number of shares that we would be required to issue upon exchange consists of only the incremental shares that would be issued above the principal amount of the notes, as we are required to pay cash up to the principal amount of the notes exchanged. We would only issue an incremental number of shares upon exchange of these notes. Such shares are only included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation, when our stock price exceeds $45.83 as of the last trading day of the quarter and the average price of our shares for the ten consecutive trading days beginning on the third business day after the last trading day of the quarter exceeds $45.83, which did not occur during the three months ended December 31, 2008 and 2007 and September 30, 2008 and the years ended December 31, 2008 and 2007.

(2)	In June 2008 Nabors Delaware called for redemption of the full $82.8 million aggregate principal amount at maturity of its zero coupon senior convertible debentures due 2021 and in July 2008, paid cash of $60.6 million; an amount equal to the issue price of $50.4 million plus accrued original issue discount of $10.2 million. No common shares were issued as part of the redemption of the $82.8 million zero coupon convertible senior debentures.

(3)	Diluted earnings per share for the year ended December 31, 2008 reflect the conversion of the $700 million zero coupon senior exchangeable notes due 2023. In May 2008 Nabors Delaware called for redemption all of its $700 million zero coupon senior exchangeable notes and in June and July 2008 issued an aggregate 5.25 million common shares which equated to the excess of the exchange value of the notes over their principal amount, as cash was required up to the principal amount of the notes exchanged. Diluted earnings per share for the three months ended December 31, 2008 and 2007 and September 30, 2008 and for the year ended December 31, 2007 does not include any incremental shares issuable upon exchange of the $700 million zero coupon senior exchangeable notes. Such shares are only included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation when the price of our shares exceeds $35.05 on the last trading day of the quarter, which did not occur on December 31, 2007.

(4)	Includes the following weighted-average number of common shares of Nabors and weighted-average number of exchangeable shares of Nabors (Canada) Exchangeco Inc., respectively: 277.9 million and .1 million shares for the three months ended December 31, 2008; 279.7 million and .1 million shares for the three months ended December 31, 2007; 279.3 million and .1 million shares for the three months ended September 30, 2008; 278.1 million and .1 million shares for the year ended December 31, 2008; and 278.9 million and .1 million shares for the year ended December 31, 2007. The exchangeable shares of Nabors Exchangeco are exchangeable for Nabors’ common shares on a one-for-one basis, and have essentially identical rights as Nabors Industries Ltd. common shares, including but not limited to, voting rights and the right to receive dividends, if any.

For all periods presented, the computation of diluted earnings (losses) per share excludes outstanding stock options and warrants with exercise prices greater than the average market price of Nabors’ common shares, because the inclusion of such options and warrants would be anti-dilutive. The average number of options and warrants that were excluded from diluted earnings (losses) per share that would potentially dilute earnings (losses) per share in the future were 20,044,584, 5,923,720 and 2,528,478 during the three months ended December 31, 2008 and 2007 and September 30, 2008, respectively, and 7,319,342 and 4,952,799 shares during the years ended December 31, 2008 and 2007, respectively. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options and warrants, such stock options and warrants will be included in our diluted earnings per share computation using the treasury stock method of accounting. Restricted stock will similarly be included in our diluted earnings (losses) per share computation using the treasury stock method of accounting in any period where the amount of restricted stock exceeds the number of shares assumed repurchased in those periods based upon future unearned compensation.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP ITEMS (1)
(Unaudited)

	December 31, 2008
	Three months	Twelve months
(In thousands, except per share amounts)	ended	ended

GAAP:
Net Income (loss)	$(83,993)	$551,173

Earnings (losses) per diluted share	$(.30)	$1.93

Non-GAAP non-cash adjustments:
Goodwill and intangible asset impairment — Canadian business units	$154,586	$154,586
Full cost ceiling test writedowns — oil and gas joint ventures	228,252	228,252
Impairment charges to oil and gas properties - wholly owned Ramshorn business unit	21,537	21,537

Total pre-tax adjustments	404,375	404,375
Tax benefit of non-GAAP adjustments	89,680	89,680

Net income effect	$314,695	$314,695

Diluted Earnings (losses) per share effect	$1.13	$1.10

Adjusted net income	$230,702	$865,868

Adjusted earnings per diluted share	$.83	$3.03

(1)	Adjusted net income is computed by: adding the non-GAAP adjustments of our goodwill and intangible asset impairment charges, all related to our Canadian business units, full cost ceiling test writedowns from our U.S., international and Canadian oil and gas joint ventures and impairment charges to oil and gas properties from our wholly owned Ramshorn business unit and then subtracting the tax benefit related to these non-GAAP adjustments. Such amounts should not be used as a substitute to those reported under GAAP. We have provided a reconciliation of net income, as presented herein, to net income including the effect of these non-GAAP adjustments and diluted earnings (losses) per share, as presented herein. The Company included these net income and diluted earnings (losses) per share amounts in the release even though these amounts exclude the incremental effect of the non-GAAP adjustments because Management believes these non-GAAP financial measures to be more indicative of the Company’s ongoing operating results and financial condition.

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